CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2005 Incentive Stock Option Plan and the 2006 Non-Qualified Stock Compensation Plan of Garuda Capital Corporation of our report dated October 28, 2005 (except Note 20, as to which the date is December 6, 2005), with respect to the financial statements of Garuda Capital Corporation included in its Annual Report Form 10-KSB/A of Garuda Capital Corporation for the year ended June 30, 2005, filed with the Securities and Exchange Commission.

Vancouver, Canada,	Ernst & Young LLP
February 7, 2006.	Chartered Accountants